Exhibit 99.2
Triple-S Management Corporation
Unaudited Pro Forma Combined Financial Statements
(Dollar amounts in thousands, except per share data)
On February 7, 2011, Triple-S Salud, Inc. (“TSS”), the managed care subsidiary of Triple-S Management Corporation (the “Corporation” or “TSM”), completed the acquisition of 100% of the outstanding capital stock of Socios Mayores en Salud Holdings, Inc. (from now on referred to as “American Health” or “AH”), the ultimate parent company of American Health, Inc., a provider of Medicare Advantage services to over 40,000 dual and non-dual eligible members in Puerto Rico. The closing was made in conformity with the terms of Agreement and Plan of Merger between TSS, TS Acquisition Corp., a wholly-owned subsidiary of TSS, and AH that was executed on January 24, 2011. The approximate cost of this transaction is $83.4 million, subject to positive or negative adjustments based on, among other things, a calculation relating to the excess consolidated adjusted working capital of AH as of the closing date, as defined. The Agreement and Plan of Merger contains various representations and warranties by the parties and related indemnification obligations as well as certain covenants, including a covenant not to compete by certain former investors in AH. An escrow was established from the consideration paid to fund AH post-closing indemnification obligations and should remain with a minimum balance of $4.1 million for three years following the closing of the agreement. TSS funded the acquisition, including payment of fees, commissions, and expenses incurred in connection with the acquisition, with available cash of $16.5 million, $55.0 million was funded with reverse repurchase agreements, and $11.9 million was included within the accounts payable and accruals until the settlement of the final working capital adjustment. This amount is expected to be paid during this year with available cash from operations.
For accounting purposes, this transaction will be accounted for by applying the acquisition method with TSS considered as the acquirer in the transaction. The closing date of this transaction was February 7, 2011; however the consideration amount was determined using AH’s financial results for the month ended January 31, 2011 and as such, TSS has acquired the net assets held by AH as of that date. Therefore, the acquisition date was determined to be February 1, 2011. As of the acquisition date, the acquirer should recognize, separately from goodwill, the identifiable assets and the liabilities assumed from the acquiree, if they meet the definitions of assets and liabilities established in current accounting guidance. This can result on the recognition of intangible assets such as brand name or customer relationships, which the acquiree would not have recorded in its financial statements because they were internally generated and had charged its related costs to expense. In accordance to the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their acquisition date fair value.
The preliminary unaudited pro forma combined balance sheet at December 31, 2010 combines the historical consolidated balance sheet of TSM and AH, giving effect to the acquisition as if it had been consummated on December 31, 2010. The preliminary unaudited pro forma combined statement of earnings for the year ended December 31, 2010 combines the historical consolidated statement of earnings of TSM and AH giving effect to the acquisition as if it had occurred on January 1, 2010. The historical financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) expected to have a continuing impact on the Corporation, and (iii) factually supportable.
The information provided in these unaudited pro forma combined financial statements should be read in conjunction with the:

Triple-S Management Corporation
Unaudited Pro Forma Combined Financial Statements
(Dollar amounts in thousands, except per share data)
•	Accompanying notes to the unaudited pro forma combined financial statements;
•	The Corporation’s separate historical audited consolidated financial statements as of and for the year ended December 31, 2010 included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010;
•	AH’s separate historical audited financial statements as of and for the year ended December 31, 2010, included as Exhibit 99.1 of this Current Report on Form 8-K.
The preliminary unaudited pro forma combined financial statements have been prepared for information purposes only. The unaudited pro forma combined financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma combined financial statements do not pretend to project the future financial position or operating results of operations of the combined company. The unaudited pro forma combined financial statements do not consider the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions.
The unaudited pro forma combined financial statements have been prepared using the acquisition method of accounting with TSS treated as the acquirer. Accordingly, TSS’s estimated costs to acquire AH have been allocated to the acquired assets and liabilities based upon their estimated fair values at December 31, 2010. The allocation of the purchase price is preliminary and is dependent upon external valuation analysis that has not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the final acquisition method of accounting adjustment may be materially different from the preliminary unaudited pro forma adjustments presented herein.

Triple-S Management Corporation
Notes to the Unaudited Pro Forma Combined Financial Statements
(Dollar amounts in thousands, except per share data)
Note 1 — Basis of Pro Forma Presentation
On February 7, 2011, Triple-S Salud, Inc. (“TSS”), the managed care subsidiary of Triple-S Management Corporation (the “Corporation” or “TSM”), completed the acquisition of 100% of the outstanding capital stock of Socios Mayores en Salud Holdings, Inc. (from now on referred to as “American Health” or “AH”), the ultimate parent company of American Health, Inc., a provider of Medicare Advantage services to over 40,000 dual and non-dual eligible members in Puerto Rico. The approximate cost of this transaction is $83.4 million, subject to positive or negative adjustments based on, among other things, a calculation relating to the excess consolidated adjusted working capital of AH as of the closing date.
For accounting purposes, this transaction will be accounted for by the applying the acquisition method of accounting with TSS the acquirer in the transaction. The closing date of this transaction was February 7, 2011; however the consideration amount was determined using AH’s financial results for the month ended January 31, 2011 and as such, TSS has acquired the net assets held by AH as of that date. Therefore, the acquisition date is February 1, 2011. In accordance to the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their acquisition date fair value. The estimates of fair value of the assets acquired and liabilities assumed are based on management’s preliminary assumptions, pending the completion of external valuation procedures.
The preliminary unaudited pro forma combined balance sheet at December 31, 2010 combines the historical consolidated balance sheet of TSM and AH, giving effect to the acquisition as if it had been consummated on December 31, 2010. The preliminary unaudited pro forma combined statement of earnings for the year ended December 31, 2010 combines the historical consolidated statement of earnings of the Corporation and AH giving effect to the acquisition as if it had occurred on January 1, 2010. The historical financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) expected to have a continuing impact on the Corporation, and (iii) factually supportable.

Triple-S Management Corporation
Notes to the Unaudited Pro Forma Combined Financial Statements
(Dollar amounts in thousands, except per share data)
Note 2 — Estimated Purchase Price Allocation
A summary of the purchase consideration follows:

Description	Amount
Reverse repurchase agreements — weighted average interest rate of 0.57%	$55,000
Cash	16,525
Accrued liability related to the expected settlement of the final working capital adjustment	11,903

$83,428

TSS intends to determine the fair value of acquired assets as of February 1, 2011. The purchase price will then be allocated to the fair value of AH’s net assets, including any identified intangible net asset. For purposes of the unaudited pro forma financial statements, the Corporation used the estimated fair value of net acquired assets as of December 31, 2010 and a preliminary value has been assigned to the goodwill and intangible assets.
For purposes of the unaudited pro forma combined financial statements the purchase price allocation has been estimated as follows:

Investment and cash	$67,032
Premium receivable	14,514
Other assets	10,806
Goodwill and intangible assets	49,868
Claim liabilities	(45,334)
Other liabilities assumed	(13,458)

$83,428

As of the date of this Current Report on Form 8-K, external valuation procedures have not progressed to a stage where we can identify and quantify the intangible assets acquired in this transaction. Management estimates that goodwill will amount $16.6 million, approximately one third of the total intangible assets. Management expects the identifiable intangible assets to have different expected lives; on average we expect these assets to have a four-year life. Amortization of identifiable intangible assets is estimated to be approximately $10.0 million for the first year after the acquisition date, resulting from the faster amortization of shorter-lived intangible assets.
Because the external valuation procedures have not been completed this purchase price allocation is preliminary. As a result, the amount of the final purchase price allocation could differ materially from the amounts presented in the unaudited pro forma combined financial statements. To the extent that any amount is assigned to a tangible or finite

Triple-S Management Corporation
Notes to the Unaudited Pro Forma Combined Financial Statements
(Dollar amounts in thousands, except per share data)
live intangible asset, this amount will be depreciated or amortized, as appropriate, to earnings over the expected period of benefit of the asset.
Note 3 — Pro Forma Adjustments
The following pro forma adjustments result from the estimated allocation of the purchase price for the acquisition based on the fair value of the assets and liabilities acquired from AH. The amounts and description related to the preliminary adjustments are as follows:
Adjustments to the Unaudited Pro Forma Combined Balance Sheet
(a)	Reclassification adjustments — Certain reclassification adjustments were made to TSM and AH’s historical amounts to present certain balances in a consistent format. Even when the Corporation has completed a preliminary review of each entity’s financial reporting; additional reclassifications may be identified in the future.
(b)	Cash and cash equivalents — On February 7, 2011 upon completing the acquisition of AH, TSM paid AH’s former stockholders $71,525. These cash outflows were funded mostly through the issuance of $55,000 in reverse repurchase agreements with several financial institutions and with available cash on hand. As of the date of this Current Report on Form 8-K, $11,903 of the estimated acquisition cost of $83,428 remain unpaid (see item (d)). These transactions resulted in a net decrease in cash and cash equivalents of $16,525.
(c)	Intangible assets — Based on the estimated fair value of the tangible net assets acquired from AH, we estimate that we will recognize in our consolidated balance sheet intangible assets totaling $49,868, including goodwill. As of December 31, 2010 AH had recorded intangible assets amounting to $4,462. Therefore, in the unaudited pro forma combined balance sheet a pro forma adjustment of $45,406 was made in order to increase this balance to the estimated balance of intangible assets we expect to recognize (see note 2).
(d)	Accounts payable and accrued liabilities — As described in item (b), as of the date of this Current Report on Form 8-K, $11,903 of the estimated acquisition cost of $83,428 remain unpaid and were included within the accounts payable and accrued liabilities for pro forma combination purposes.
(e)	Short-term borrowings — As described in item (b), we mostly financed the first payment made to AH’s shareholders with reverse repurchase agreements amounting to $55,000. These reverse repurchase agreements bear a weighted average interest rate of 0.57% and were paid in full on March 28, 2011.

Triple-S Management Corporation
Notes to the Unaudited Pro Forma Combined Financial Statements
(Dollar amounts in thousands, except per share data)
(f)	Stockholders’ equity — Represents the elimination of AH’s preferred and common stock, additional paid in capital, retained earnings and accumulated other comprehensive income amounting to $38,022, for pro forma combination purposes.
Adjustments to the Unaudited Pro Forma Combined Statement of Earnings
(g)	Net investment income — This pro forma adjustment represents AH’s anticipated additional bond discount amortization of approximately $122 due to the fair value accounting of investment in securities.
(h)	Operating expenses — Represents the combined amount of the following pro forma adjustments amounting to $10,440 as follows:
•	We recognized $10,000 related to the amortization of intangible assets with definite useful life (see note 2).

•	We recognized $440 of expenses related to the acquisition.
(i)	Interest expense — Represents the interest related to the reverse repurchase agreements amounting to $55,000 (see item (e)). Total interest expense related to these reverse repurchase agreements was approximately $42.
(j)	Current income tax expense — Represents the tax effect of the other pro forma adjustments done to the statement of earnings. During the year ended December 31, 2010, TSM and AH were subject to Puerto Rico income taxes as a regular corporation at the then enacted tax rate of 41%.
(k)	Basic and diluted earnings per share — Amount was calculated based on the historical combined net income of the Corporation and AH giving effect to the pro forma adjustments done to the statement of earnings as described above. TSM’s historical weighted average of shares was used to calculate the pro forma basic and diluted earnings per share.

Triple-S Management Corporation
Pro Forma Combined Balance Sheet Data (Unaudited)
December 31, 2010
(Dollar amounts in thousands, except per share data)

	Historical	Historical	Reclassification	Adjustments (a)	Pro Forma		Pro Forma
	TSM	AH	TSM	AH	Adjustments		Combined

Investments and cash:
Equity securities held for trading, at fair value	$51,099	—	—	—	—		51,099
Securities available for sale, at fair value
Fixed maturities	977,586	38,247	—	—	—		1,015,833
Equity securities	56,739	2,921	—	—	—		59,660
Securities held to maturity, at amortized cost — fixed maturities	14,615	—	—	4,161	—		18,776
Certificates of deposit	—	4,161	—	(4,161)	—		—
Policy loans	5,887	—	—	—	—		5,887
Cash and cash equivalents	45,021	21,703	—	—	(16,525	) (b)	50,199

Total investments and cash	1,150,947	67,032	—	—	(16,525)		1,201,454

Premium and other receivables, net	325,780	14,514	—	—	—		340,294
Deferred policy acquistion costs and value of business acquired	146,086	—	—	—	—		146,086
Property and equipment	76,745	1,735	—	—	—		78,480
Net deferred tax asset	29,445	7,658	—	—	—		37,103
Godwill and intangible assets	—	4,462	—	—	45,406	(c)	49,868
Other assets	30,367	1,413	—	—	—		31,780

Total assets	$1,759,370	96,814	—	—	28,881		1,885,065

Claim liabilities	$360,210	45,334	—	—	—		405,544
Liability for future policy benefits	236,523	—	—	—	—		236,523
Unearned premiums	98,341	—	—	—	—		98,341
Policyholder deposits	49,936	—	—	—	—		49,936
Liability to Federal Employees’ Health Benefits Program	15,018	—	—	—	—		15,018
Accounts payable and accrued liabilities	136,567	11,930	—	1,528	11,903	(d)	161,928
Income tax payable	—	1,528	—	(1,528)	—		—
Deferred tax liability	12,655	—		—	—		12,655
Short-term borrowings	15,575	—	—	—	55,000	(e)	70,575
Long-term borrowings	166,027	—	—	—	—		166,027
Liability for pension benefits	51,246	—	—	—	—		51,246

Total liabilities	1,142,098	58,792	—	—	66,903		1,267,793

Common stock, Class A	9,043	—	—	—	—		9,043
Common stock, Class B	19,773	—	—	—	—		19,773
Additional paid-in capital	155,299	—	—	—	—		155,299
Retained earnings	427,693	—	—	—	—		427,693
Accumulated other comprehensive income (loss)	5,464	—	—	—	—		5,464
Stockholders’ equity	—	38,022	—	—	(38,022	) (f)	—

Total stockholders’ equity	617,272	38,022	—	—	(38,022)		617,272

Total liabilities and stockholders equity	$1,759,370	96,814	—	—	28,881		1,885,065

See notes to unaudited pro forma combined financial information.

Triple-S Management Corporation
Pro Forma Combined Statement of Earnings Data (Unaudited)
Year ended December 31, 2010
(Dollar amounts in thousands, except per share data)

	Historical	Historical	Reclassification	Adjustments (a)	Pro Forma		Pro Forma
	TSM	AH	TSM	AH	Adjustments		Combined

Revenues:
Premiums earned, net	$1,901,100	381,295	—	—	—		2,282,395
Administrative service fees	39,546	—	—	—	—		39,546
Net investment income	49,145	2,053	—	—	122	(g)	51,320

Total operating revenues	1,989,791	383,348	—	—	122		2,373,261

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(2,997)	—	—	—	—		(2,997)
Net realized gains, excluding other-than-temporary impairment losses on securities	5,529	—	—	—	—		5,529

Total net realized investment gains	2,532	—	—	—	—		2,532

Net unrealized investment gains on trading securities	5,433	—	—	—	—		5,433
Other income, net	889	—	—	—	—		889

Total revenues	1,998,645	383,348	—	—	122		2,382,115

Benefits and expenses:
Claims incurred	1,596,789	318,419	—	—	—		1,915,208
Operating expenses	304,995	39,784	—	—	10,440	(h)	355,219

Total operating costs	1,901,784	358,203	—	—	10,440		2,270,427

Interest expense	12,658	—	—	—	42	(i)	12,700

Total benefits and expenses	1,914,442	358,203	—	—	10,482		2,283,127

Income before taxes	84,203	25,145	—	—	(10,360)		98,988

Income tax expense (benefit):
Current	14,348	5,527	—	—	(4,242)	(j)	15,633
Deferred	3,054	4,016	—	—	—		7,070

Total income taxes	17,402	9,543	—	—	(4,242)		22,703

Net income	$66,801	15,602	—	—	(6,118)		76,285

Basic net income per share	$2.30					(k)	2.63

Diluted net income per share	$2.28					(k)	2.61

Weighted average of common shares outstanding	29,034,442						29,034,442

Weighted average of common shares outstanding — diluted	29,242,353						29,242,353

See notes to unaudited pro forma combined financial information.